Exhibit 23.7
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ Alfredo Barrera

Name:	Dr. Alfredo Barrera

Dated:	August 24, 2006